EXHIBIT 99.1

News Release
Exxon Mobil Corporation
5959 Las Colinas Boulevard
Irving, TX 75039
972 444 1107 Telephone
972 444 1138 Facsimile

FOR IMMEDIATE RELEASE
THURSDAY, NOVEMBER 1, 2007

EXXON MOBIL CORPORATION ANNOUNCES ESTIMATED

THIRD QUARTER 2007 RESULTS

	Third Quarter			Nine Months
	2007	2006	%	2007	2006	%
Net Income
$ Millions	9,410	10,490	-10	28,950	29,250	-1
$ Per Common Share
Assuming Dilution	1.70	1.77	-4	5.15	4.86	6

Special Items
$ Millions	0	0		0	0

Earnings Excluding Special Items
$ Millions	9,410	10,490	-10	28,950	29,250	-1
$ Per Common Share
Assuming Dilution	1.70	1.77	-4	5.15	4.86	6

Capital and Exploration
Expenditures - $ Millions	5,441	5,061		14,702	14,786

EXXONMOBIL'S CHAIRMAN REX W. TILLERSON COMMENTED:

“ExxonMobil's third quarter net income was $9,410 million ($1.70 per share), down 10% from the third quarter of 2006, while earnings per share were down 4% for the same period.  The decrease reflected lower downstream and chemical margins partly offset by higher crude oil realizations.  Net income of $28,950 million for the first nine months of 2007 was $300 million lower than the record first nine months of 2006.  Earnings per share increased 6% during the same period, reflecting the positive impact of the continuing share purchase program.

ExxonMobil continued to actively invest in the third quarter, spending $5.4 billion on capital and exploration projects, an increase of 8% over 2006.  For the first nine months of 2007, spending on capital and exploration projects was $14.7 billion.

The Corporation distributed a total of $8.9 billion to shareholders in the third quarter through dividends of $1.9 billion and share purchases to reduce shares outstanding of $7.0 billion.”

THIRD QUARTER HIGHLIGHTS

•

Net income was $9,410 million.

•

Cash flow from operations and asset sales was approximately $15.8 billion, including asset sales of $700 million.

•

Spending on capital and exploration projects was $5.4 billion.

•

Excluding the impact of entitlements, divestments, OPEC quota effects and Venezuela, production on an oil-equivalent basis increased by 3%.

•

ExxonMobil announced plans to construct a second world-scale steam cracker complex in Singapore.  In addition to the one million tons-per-year ethylene steam cracker, the new complex will include polyethylene, polypropylene, specialty elastomers and aromatics extraction units.  The project, which will be integrated with our existing facilities, will employ ExxonMobil’s latest proprietary technologies and enhance our ability to meet increasing demand in the region.  Start-up is expected in early 2011.

Third Quarter 2007 vs. Third Quarter 2006

Upstream earnings were $6,299 million, down $194 million from the third quarter of 2006 primarily reflecting lower natural gas realizations and higher operating expenses, mostly offset by higher crude oil realizations.

On an oil-equivalent basis, production decreased by 2% from the third quarter of 2006.  Excluding the impact of entitlements, divestments, OPEC quota effects and Venezuela, production was up 3%.

Liquids production of 2,536 kbd (thousands of barrels per day) was 111 kbd lower.  Mature field decline and reduced entitlements were partly offset by increased production from projects in Africa and Russia.  Excluding the impact of entitlements, divestments, OPEC quota effects and Venezuela, liquids production was up 3%.

Third quarter natural gas production was 8,302 mcfd (millions of cubic feet per day), up 163 mcfd from 2006.   Increased volume from projects in Qatar was partly offset by the impact of mature field decline.  Excluding entitlement and divestment effects, natural gas production increased by 3%.

Earnings from U.S. Upstream operations were $1,196 million, $4 million higher than the third quarter of 2006.  Non-U.S. Upstream earnings were $5,103 million, down $198 million from 2006.

Downstream earnings were $2,001 million, down $737 million from the third quarter of 2006, driven by lower refining and fuels marketing margins.  Petroleum product sales were 7,101 kbd, 201 kbd lower than last year's third quarter.

U.S. Downstream earnings were $914 million, down $358 million from the third quarter of 2006.  Non-U.S. Downstream earnings of $1,087 million were $379 million lower.

Chemical earnings were $1,202 million, down $149 million from the third quarter of 2006 due to lower margins partly offset by favorable tax items.  Prime product sales of 6,729 kt (thousands of metric tons) in the third quarter of 2007 were down 23 kt from the prior year.

Corporate and financing expenses of $92 million were flat with 2006.

During the third quarter of 2007, Exxon Mobil Corporation purchased 90 million shares of its common stock for the treasury at a gross cost of $7.8 billion.  These purchases included $7.0 billion to reduce the number of shares outstanding, with the balance used to offset shares issued in conjunction with the company's benefit plans and programs.  Shares outstanding were reduced from 5,546 million at the end of the second quarter to 5,464 million at the end of the third quarter.  Purchases may be made in both the open market and through negotiated transactions, and may be increased, decreased or discontinued at any time without prior notice.

First Nine Months 2007 vs. First Nine Months 2006

FIRST NINE MONTHS HIGHLIGHTS

•

Net income was $28,950 million.

•

Earnings per share of $5.15 reflected strong earnings and increased by 6% due to the reduction in the number of shares outstanding.

•

Cash flow from operations and asset sales was approximately $43.1 billion, including $2.4 billion from asset sales.

•

The Corporation distributed a total of $26.7 billion to shareholders in 2007 through dividends and share purchases to reduce shares outstanding, an increase of $2.9 billion versus 2006.

•

Capital and exploration expenditures were $14.7 billion.

•

Excluding the impact of entitlements, divestments, OPEC quota effects and Venezuela, liquids production increased by 5%.

Upstream earnings were $18,293 million, a decrease of $1,717 million from 2006 due to lower natural gas realizations and higher operating expenses, partly offset by higher crude oil realizations and favorable sales mix effects.

On an oil-equivalent basis, production decreased 2% from last year.  Excluding the impact of entitlements, divestments, OPEC quota effects and Venezuela, production was up nearly 3%.

Liquids production of 2,649 kbd decreased by 33 kbd from 2006.  Higher production from projects in Africa and Russia was offset by mature field decline and reduced entitlements.  Excluding the impact of entitlements, divestments, OPEC quota effects and Venezuela, liquids production increased 5%.

Natural gas production of 9,043 mcfd decreased 302 mcfd from 2006.  Lower volume from mature field decline was partly offset by projects in Qatar, Europe, Canada and Malaysia.

Earnings from U.S. Upstream operations for 2007 were $3,595 million, a decrease of $521 million.  Earnings outside the U.S. were $14,698 million, $1,196 million lower than 2006.

Downstream earnings were a record $7,306 million, an increase of $812 million from 2006 reflecting stronger marketing margins, refinery optimization activities and the sale of the Ingolstadt refinery, partly offset by lower refining margins.  Petroleum product sales of 7,090 kbd decreased from 7,180 kbd in 2006.

U.S. Downstream earnings were $3,498 million, up $193 million.  Non-U.S. Downstream earnings were $3,808 million, $619 million higher than last year.

Chemical earnings were a record $3,451 million, up $311 million from 2006 driven by higher margins.  Prime product sales were 20,431 kt, down 92 kt from 2006.

Corporate and financing expenses of $100 million decreased $294 million, mainly due to favorable tax items.

Gross share purchases in 2007 were $23.9 billion which reduced shares outstanding by 4.6%.

Estimates of key financial and operating data follow.

ExxonMobil will discuss financial and operating results and other matters on a webcast at 10 a.m. Central time on November 1, 2007.  To listen to the event live or in archive, go to our website at "exxonmobil.com".

Statements in this release relating to future plans, projections, events or conditions are forward-looking statements.  Actual results, including project plans and related expenditures, resource recoveries, timing and capacities, could differ materially due to changes in long-term oil or gas prices or other market conditions affecting the oil and gas industry; political events or disturbances; reservoir performance; the outcome of commercial negotiations; potential liability resulting from pending or future litigation; wars and acts of terrorism or sabotage; changes in technical or operating conditions; and other factors discussed under the heading "Factors Affecting Future Results" on our website and in Item 1A of ExxonMobil's 2006 Form 10-K.  We assume no duty to update these statements as of any future date.

Consistent with previous practice this press release includes both earnings and earnings per share excluding special items.  Earnings and earnings per share that exclude special items are non-GAAP financial measures and are included to help facilitate comparisons of base business performance across periods.  A reconciliation to net income is shown in Attachment II.  The release also includes cash flow from operations and asset sales.  Because of the regular nature of our asset management and divestment program, we believe it is useful for investors to consider sales proceeds together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities.  A reconciliation to net cash provided by operating activities is shown in Attachment II.  Further information on ExxonMobil's frequently used financial and operating measures is contained on pages 32 and 33 in the 2006 Form 10-K and is also available through the Investor Information section of our website at "exxonmobil.com".

Attachment I

EXXON MOBIL CORPORATION
THIRD QUARTER 2007
(millions of dollars, unless noted)
	Third Quarter		Nine Months
	2007	2006	2007	2006
Earnings / Earnings Per Share

Total revenues and other income	102,337	99,593	287,910	287,607
Total costs and other deductions	85,577	81,415	237,158	235,766
Income before income taxes	16,760	18,178	50,752	51,841
Income taxes	7,350	7,688	21,802	22,591
Net income (U.S. GAAP)	9,410	10,490	28,950	29,250

Net income per common share (dollars)	1.72	1.79	5.21	4.91

Net income per common share
- assuming dilution (dollars)	1.70	1.77	5.15	4.86

Other Financial Data

Dividends on common stock
Total	1,932	1,892	5,718	5,775
Per common share (dollars)	0.35	0.32	1.02	0.96

Millions of common shares outstanding
At September 30			5,464	5,832
Average - assuming dilution	5,536	5,922	5,620	6,022

Shareholders' equity at September 30			118,603	116,593
Capital employed at September 30			129,030	126,772

Income taxes	7,350	7,688	21,802	22,591
Sales-based taxes	7,970	7,764	23,064	23,639
All other taxes	10,953	10,793	32,026	31,573
Total taxes	26,273	26,245	76,892	77,803

ExxonMobil's share of income taxes
of equity companies	537	434	1,627	1,311

Attachment II

EXXON MOBIL CORPORATION
THIRD QUARTER 2007
(millions of dollars)
	Third Quarter		Nine Months
	2007	2006	2007	2006
Net Income (U.S. GAAP)
Upstream
United States	1,196	1,192	3,595	4,116
Non-U.S.	5,103	5,301	14,698	15,894
Downstream
United States	914	1,272	3,498	3,305
Non-U.S.	1,087	1,466	3,808	3,189
Chemical
United States	296	458	846	976
Non-U.S.	906	893	2,605	2,164
Corporate and financing	(92)	(92)	(100)	(394)
Corporate total	9,410	10,490	28,950	29,250
Special Items
Upstream
United States	0	0	0	0
Non-U.S.	0	0	0	0
Downstream
United States	0	0	0	0
Non-U.S.	0	0	0	0
Chemical
United States	0	0	0	0
Non-U.S.	0	0	0	0
Corporate and financing	0	0	0	0
Corporate total	0	0	0	0
Earnings Excluding Special Items
Upstream
United States	1,196	1,192	3,595	4,116
Non-U.S.	5,103	5,301	14,698	15,894
Downstream
United States	914	1,272	3,498	3,305
Non-U.S.	1,087	1,466	3,808	3,189
Chemical
United States	296	458	846	976
Non-U.S.	906	893	2,605	2,164
Corporate and financing	(92)	(92)	(100)	(394)
Corporate total	9,410	10,490	28,950	29,250
Cash flow from operations and asset sales (billions of dollars)
Net cash provided by operating activities (U.S. GAAP)	15.1	14.6	40.7	40.5
Sales of subsidiaries, investments and property, plant and equipment	0.7	0.8	2.4	2.3
Cash flow from operations and asset sales	15.8	15.4	43.1	42.8

Attachment III

EXXON MOBIL CORPORATION
THIRD QUARTER 2007

	Third Quarter		Nine Months
	2007	2006	2007	2006
Net production of crude oil
and natural gas liquids,
thousands of barrels daily (kbd)
United States	373	378	394	418
Canada	320	303	310	311
Europe	446	490	486	521
Africa	686	801	734	783
Asia Pacific/Middle East	533	507	523	485
Russia/Caspian	178	125	182	121
Other	0	43	20	43
Worldwide	2,536	2,647	2,649	2,682

Natural gas production available for sale,
millions of cubic feet daily (mcfd)
United States	1,435	1,567	1,496	1,637
Canada	736	864	768	862
Europe	2,663	2,833	3,427	4,078
Asia Pacific/Middle East	3,270	2,703	3,148	2,595
Russia/Caspian	110	91	108	86
Other	88	81	96	87
Worldwide	8,302	8,139	9,043	9,345

Oil-equivalent production (koebd) [1]	3,920	4,004	4,156	4,240

[1] Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels

Attachment IV

EXXON MOBIL CORPORATION
THIRD QUARTER 2007

	Third Quarter		Nine Months
	2007	2006	2007	2006
Refinery throughput (kbd)
United States	1,790	1,766	1,727	1,734
Canada	451	461	434	438
Europe	1,648	1,721	1,637	1,691
Asia Pacific	1,368	1,484	1,402	1,420
Other	325	324	322	288
Worldwide	5,582	5,756	5,522	5,571

Petroleum product sales (kbd) [1]
United States	2,709	2,725	2,711	2,688
Canada	470	475	457	470
Europe	1,783	1,825	1,788	1,824
Asia Pacific	1,429	1,482	1,401	1,437
Other	710	795	733	761
Worldwide	7,101	7,302	7,090	7,180

Gasolines, naphthas	2,831	2,898	2,855	2,836
Heating oils, kerosene, diesel	2,056	2,160	2,074	2,153
Aviation fuels	671	687	642	651
Heavy fuels	728	703	712	685
Specialty products	815	854	807	855
Worldwide	7,101	7,302	7,090	7,180

Chemical prime product sales,
thousands of metric tons (kt)
United States	2,661	2,680	8,093	7,928
Non-U.S.	4,068	4,072	12,338	12,595
Worldwide	6,729	6,752	20,431	20,523

[1] Petroleum product sales data is reported net of purchases/sales contracts with the same counterparty.

Attachment V

EXXON MOBIL CORPORATION
THIRD QUARTER 2007
(millions of dollars)

	Third Quarter		Nine Months
	2007	2006	2007	2006
Capital and Exploration Expenditures
Upstream
United States	568	606	1,531	1,773
Non-U.S.	3,283	3,536	9,655	10,388
Total	3,851	4,142	11,186	12,161
Downstream
United States	263	215	792	627
Non-U.S.	721	443	1,597	1,354
Total	984	658	2,389	1,981
Chemical
United States	96	75	242	202
Non-U.S.	505	120	854	323
Total	601	195	1,096	525

Other	5	66	31	119

Worldwide	5,441	5,061	14,702	14,786

Exploration expenses charged to income
included above
Consolidated affiliates
United States	75	85	201	184
Non-U.S.	271	263	758	611
Equity companies - ExxonMobil share
United States	0	0	2	0
Non-U.S.	5	2	8	5
Worldwide	351	350	969	800

Attachment VI

EXXON MOBIL CORPORATION
NET INCOME

	$ Millions	$ Per Common Share

2003
First Quarter	7,040	1.05
Second Quarter	4,170	0.63
Third Quarter	3,650	0.55
Fourth Quarter	6,650	1.01
Year	21,510	3.24

2004
First Quarter	5,440	0.83
Second Quarter	5,790	0.89
Third Quarter	5,680	0.88
Fourth Quarter	8,420	1.31
Year	25,330	3.91

2005
First Quarter	7,860	1.23
Second Quarter	7,640	1.21
Third Quarter	9,920	1.60
Fourth Quarter	10,710	1.72
Year	36,130	5.76

2006
First Quarter	8,400	1.38
Second Quarter	10,360	1.74
Third Quarter	10,490	1.79
Fourth Quarter	10,250	1.77
Year	39,500	6.68

2007
First Quarter	9,280	1.64
Second Quarter	10,260	1.85
Third Quarter	9,410	1.72